EXHIBIT 99.1

Treaty Energy Corporation Completes Funding for
Nine-Well Drilling Program in Texas

Treaty’s 9-Well Drilling Program Adds to its Already Scheduled 12-Well Drilling Program on its Wooldridge Leases – Company Acquires Wilson Mogul 42 S/D Drilling Rig, Capable of 7,500 Ft Depths, to Drill the 9-Well Program

NEW ORLEANS, May 7, 2012 -- Treaty Energy Corporation (OTCQB: TECO) (www.treatyenergy.com), a growth-oriented international energy company, announced a prior funding commitment for 5-Wells of 2,600 to 3,000 ft depth on its existing leases in Texas was extended to fund the full 9-Well Drilling Program.

Bruce Gwyn, Co-CEO of Treaty Energy Corporation, stated, “Treaty Energy Corporation completed the funding for their 9-well drilling program on existing leaseholds.  The total amount of this project, which has now been fully funded, is $1,450,000.  The first 5 of the 9-well program had previously been secured and the same investor group came back to complete the funding for the entire program.  These 9-wells will be drilled to depths of 2,600 ft. to 3,000 ft. with expected oil production flow rates of up to 100 BOPD per well.  Now both the 9-well and 12-well programs are completely funded.”

Mr. Gwyn added, “Treaty Energy has been looking for a larger Rig for its deeper drilling needs on the Texas leases.  We are pleased to announce that we have purchased a Wilson Mogul 42 S/D Drilling Rig capable of drilling to 7,500ft.  The new Wilson Mogul Rig will be used to drill all of the wells on the 9-Well Program. (Pictures of the new Wilson Mogul Rig can be viewed on Facebook (https://www.facebook.com/pages/Treaty-Energy-Corporation/138620389562521) and the company’s website: (http://www.treatyenergy.com/files/wilsonrig.htm).”

Stephen L. York, COO of Treaty Energy, stated, “With all of the additional parts and support equipment that Treaty Energy has acquired to fully outfit the Wilson Mogul 42 S/D Drilling Rig, this Rig has an estimated value of $800,000.  Treaty now has 2 rigs on site in Texas which gives us the capability to drill both projects simultaneously.  Once these projects are completed and producing, Treaty plans on setting up a drilling program for the Ellenberger zone on several of our existing lease.  The Ellenberger is one of the most prolific oil producing zones in Texas history.  With drilling starting almost immediately, Treaty will endeavor to fulfill its goal of 1,000 barrels of oil per day in Texas, as stated in prior news releases.”

Mr. Gwyn added further “With these two drilling programs fully funded and the proper drilling rigs secured for both projects, along with the drilling program in Belize, the next few months will be very exciting times at Treaty Energy.”

About Treaty Energy Corporation
Treaty, an international energy company, is engaged in the acquisition, development and production of oil and natural gas.  Treaty acquires and develops oil and gas leases which have “proven but undeveloped reserves” at the time of acquisition.  These properties are not strategic to large exploration-oriented oil and gas companies.  This strategy allows Treaty to develop and produce oil and natural gas with tremendously decreased risk, cost and time involved in traditional exploration.

Forward-Looking Statements:
Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, raising working capital and securing other financing; responding to competition and rapidly changing technology; and other risks.  These risks are detailed in the Company’s filings with the Securities and Exchange Commission, including Forms 10-KSB, 10-QSB and 8-K.  Actual results may differ materially from such forward-looking statements.

Contact:
Osprey Partners
Tel: 732-292-0982
Fax: 732-528-9065
osprey57@optonline.net

2